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                                                                   EXHIBIT 23.5

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Joint Proxy Statement/Prospectus of Cell Genesys, Inc. for the registration of shares of its common stock and to the (i) use of our report dated July 25, 1996 (except for Note 9, as to which the date is September 25, 1996) with respect to the consolidated financial statements of Somatix Therapy Corporation and (ii) incorporation by reference of our report dated January 31, 1997 with respect to the consolidated financial statements of Somatix Therapy Corporation included in its Current Report on Form 8-K filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Palo Alto, California
April 25, 1997